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                                                                    EXHIBIT 99

KV PHARMACEUTICAL COMPANY

                                            CONTACT:
                                            CATHERINE M. BIFFIGNANI
                                            VICE PRESIDENT, INVESTOR RELATIONS
                                            314-645-6600

                                                    [KV PHARMACEUTICAL logo]

FOR IMMEDIATE RELEASE

                      KV PHARMACEUTICAL COMPANY REPORTS
                      FISCAL 2006 FIRST QUARTER RESULTS

                    FIRST QUARTER REVENUES INCREASED 29%

               THER-RX BRANDED DIVISION REVENUES UP 100% WITH
                   STRONG GROWTH IN ALL KEY PRODUCT LINES

  FIRST QUARTER IN-PROCESS R&D WRITE-OFF RESULTS IN $.45 PER SHARE NET LOSS

 EARNINGS EXCLUDING WRITE-OFF OF ACQUIRED IN PROCESS R&D WERE $.16 PER SHARE

St. Louis, MO, August 9, 2005 - KV Pharmaceutical Company (NYSE:KVa/KVb) today reported results for the first quarter of fiscal 2006 ended June 30, 2005.

Net revenues for the first quarter increased 29% to $85.5 million, compared with $66.1 million in the first quarter of fiscal 2005, including a sales gain of 100% at KV's Ther-Rx branded marketing subsidiary and 4% revenue growth at the Company's ETHEX generic marketing subsidiary. Additionally, the Particle Dynamics specialty ingredients subsidiary reported 17% growth in revenue.

As a result of a write off of $30.4 million, or $.62 per fully diluted share, for the previously announced acquisition of the development stage endometriosis product from FemmePharma, the Company incurred a net loss in the first quarter of 2006 of $21.9 million, or $.45 per fully diluted share, compared to net income of $7.6 million or $.14 per fully diluted share, for the same period last year. Excluding this write-off, adjusted earnings for the first quarter of fiscal 2006 would have been $8.5 million, or $.16 per fully diluted share. A reconciliation of GAAP (Generally Accepted Accounting Principles) earnings per fully diluted share to adjusted non-GAAP earnings per share is presented in a table below.

Marc S. Hermelin, Vice Chairman and Chief Executive Officer stated, "KV delivered solid performance in the first quarter, driven by the strength of our core businesses including the


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impressive growth from its latest women's health product introduction,
Clindesse(TM). ETHEX, with its slightly higher revenues in the first quarter, is positioned for a solid year with anticipated ANDA approvals expected during the second half of fiscal 2006. KV generated positive top-line performance this past quarter resulting from our sustained investments in marketing and sales infrastructure, which we believe will support continued growth in the Company's branded and generic product businesses in fiscal 2006."

OPERATING HIGHLIGHTS
--------------------

As a result of the write-off of $30.4 million, a pretax loss of $17.7 million was reported for the first quarter compared to income before taxes of $11.5 million for the first quarter of fiscal 2005. Pretax income for the first quarter, excluding the effect of the previously announced in-process research and development charge, would have been $12.8 million compared with $11.5 million in the prior year's first quarter. A key factor affecting operating results for the quarter was an increase of $13.2 million in selling and administrative expenses, which included the addition of approximately 30 specialty sales representatives providing expanded sales coverage for Ther-Rx's hematinic products, and an increase in Ther-Rx marketing and promotions for new product introductions and the continued support of the Company's successful recent launch of its newest NDA, Clindesse(TM).

The in-process research and development charge of $30.4 million resulted from the Company's previously announced acquisition of full worldwide marketing rights to an endometriosis product. The charge included the write-off of the $25 million purchase price paid for the worldwide rights plus $5 million in additional initial investment. Under the terms of the acquisition, milestone payments and royalties payable under the original agreement were eliminated. As a result of obtaining full rights to the product, the Company plans to license the marketing rights to the product outside of the United States on a territory-by-territory basis in return for milestone payments, profit sharing arrangements and other future product rights that will be contingent on receiving regulatory approval in the respective territories.

THER-RX CORPORATION - CLINDESSE(TM) GARNERS 16% MARKET SHARE

Ther-Rx net revenues for the first quarter were $31.9 million, compared with $15.9 million in the first quarter of fiscal 2005. The increase in revenues over the prior year's quarter was led by growth in all of the major Ther-Rx product lines. Growth was led by Ther-Rx's second NDA product, Clindesse(TM), with 139,368 total scripts filled since launch, Gynazole-1(R), with total prescription volume up 13%, the Pre-Care(R) prenatal line which now comprises 38% of all new branded prenatal vitamin scripts filled for the current quarter, as well as continued impressive growth in the Niferex/Chromagen anemia lines with new prescriptions growing 25% this quarter versus the year-ago period.

Gynazole-1(R)'s first quarter 2006 net sales were up 111% from the prior year's quarter to $8.1 million. For the first quarter of fiscal 2006, according to IMS NPA(TM), Gynazole-1(R)'s share of the prescription cream antifungal marketplace increased to 31% compared to 27% in the first


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quarter of fiscal 2005. Today, almost one of every three prescriptions filled for a prescription intra-vaginal product is being filled with Gynazole-1(R).

In its first full quarter of marketing, Clindesse(R), Ther-Rx's single-dose treatment for bacterial vaginosis (BV), saw its share of the prescription bacterial vaginosis market increase to approximately 16% according to IMS NPA(TM) with first quarter 2006 net sales at $5.2 million. The product is currently tracking at more than a $20 million run rate for fiscal 2006 and is the fastest growing intra-vaginal product to treat BV in the United States.

For the first quarter of fiscal 2006, the PreCare(R) family of products increased 31% to $8.2 million, compared to $6.2 million during the first quarter of fiscal 2005. The newest product offering in the Ther-Rx prescription prenatal line, PrimaCareONE(TM), the Company's unique product that incorporates essential fatty acids, showed a 176% improvement with sales of $2.4 million in the fiscal 2006 first quarter, compared to $0.9 million in the first quarter of fiscal 2005. Combined sales for PrimaCare(R), the #1 filled prescription EFA prenatal product in the United States for the past three years, and PrimaCareONE(TM) grew 61% to $3.9 million in the first quarter of fiscal 2006, compared to $2.4 million for the comparable period of fiscal 2005.

The Niferex(R) and Chromagen(R) lines of anemia products performed extremely well with a 131% net sales increase from the previous year's quarter. Niferex(R) and Chromagen(R) sales increased to $8.5 million from $3.7 million during the first quarter of fiscal 2005. The Niferex(R) franchise of hematinic products saw total scripts filled grow by 15% this quarter versus the year-ago period and realized 67,800 new prescriptions filled in the first quarter of fiscal 2006, representing the highest level of prescriptions filled in five years. In addition, Chromagen Forte(R), the fastest growing product within the hematinic franchise, experienced 60% growth quarter over quarter in new prescriptions filled. Chromagen Forte(R) is now the #1 newly prescribed branded oral prescription hematinic product in the United States.

ETHEX CORPORATION - REVENUE GROWTH RETURNS

ETHEX Corporation net sales increased to $47.4 million in the first quarter of fiscal 2006 from $45.5 million in the comparable quarter of fiscal 2005, a gain of 4%. Sales growth during the quarter was primarily attributable to volume growth in the cough/cold, pain management and digestive enzyme categories which was in part offset by sales declines in other product lines due to price erosion. ETHEX anticipates continued increases in revenue for the remaining quarters of fiscal 2006 based on expected ANDA approvals.

PARTICLE DYNAMICS, INC. - REVENUES AND GROSS MARGINS INCREASE

During the first quarter of fiscal 2006, sales of specialty, value-added raw material products improved 17% to $4.9 million, compared to $4.1 million in the first quarter of fiscal 2005. This increase was primarily attributable to revenues realized from a new product introduced late in fiscal year 2005. Additionally, the Company's gross margin increased significantly to 42% over

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31% for the first quarter of fiscal 2005 due to the Company's increased concentration on higher margin products.

NON-GAAP FINANCIAL INFORMATION

When disclosing financial information, KV provides information requested in accordance with GAAP, but believes that evaluating its results may be difficult if limited to reviewing only GAAP financial measures. Management does not, nor does it suggest that investors should consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. KV presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate KV's results. KV management believes it is useful to review both GAAP information that includes the in-process research and development charge discussed above and non-GAAP measures of earnings per share and pretax income that excludes such charge to have a better understanding of the overall performance of KV's business and its ability to perform going forward.


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
KV PHARMACEUTICAL COMPANY

RECONCILIATION OF GAAP-BASED EPS TO ADJUSTED NON-GAAP EPS
FOR THE THREE MONTHS ENDED JUNE 30, 2005 (UNAUDITED; IN THOUSANDS, EXCEPT PER SHARE DATA)
-----------------------------------------------------------------------------------------


                                                                     INCOME EFFECT
--------------------------------------------------------------------------------------------

                                                            PER SHARE              AMOUNT
                                                            ---------              ------

LOSS AS REPORTED                                              $(.45)              $(21,944)

AFTER TAX EFFECT OF:
  WRITE-OFF OF ACQUIRED IN-PROCESS RESEARCH
   AND DEVELOPMENT (1)                                          .62                 30,441

  DILUTIVE SECURITIES (2)                                      (.01)                 1,025
                                                              -----               --------

EARNINGS PER COMMON SHARE - ASSUMING DILUTION,
 NET OF ACQUIRED IN-PROCESS RESEARCH AND
 DEVELOPMENT AND DIRECT ACQUISITION RELATED
 COSTS                                                        $ .16              $   9,522
                                                              =====              =========


(1) INCLUDES TRANSACTION COSTS OF $871

(2) IMPACT OF ADDITIONAL SHARES REQUIRED ON CONVERSION OF DILUTIVE SECURITIES.

RECONCILIATION OF GAAP-BASED PRETAX INCOME AND NET INCOME TO ADJUSTED NON-GAAP
------------------------------------------------------------------------------
PRETAX INCOME AND NET INCOME
----------------------------

PRETAX INCOME                                                       $(17,664)

WRITE-OFF OF ACQUIRED IN-PROCESS RESEARCH AND
 DEVELOPMENT (1)                                                      30,441
                                                                    --------

PRETAX INCOME, NET OF ACQUIRED IN-PROCESS RESEARCH
 AND DEVELOPMENT AND DIRECT ACQUISITION RELATED COSTS                 12,777

PROVISION FOR INCOME TAXES                                             4,280
                                                                    --------
ADJUSTED NET INCOME EXCLUDING IN-PROCESS
 RESEARCH AND DEVELOPMENT AND DIRECT ACQUISITION
 RELATED COSTS                                                      $  8,497
                                                                    ========

(1) INCLUDES TRANSACTION COSTS OF $871

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ABOUT KV PHARMACEUTICAL COMPANY
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures and markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's fastest growing small companies, most recently by Forbes' in its November 2004 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.

SAFE HARBOR
The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commit", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, regulatory approvals, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals, including timing, and that any period of exclusivity may not be realized; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing; (5) new product development and launch including but not limited to the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw materials;
(8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting international regulatory approval, including timing; (11) the difficulty of predicting the pattern of inventory movements by the Company's customers; (12) the impact of competitive response to the Company's sales, marketing and strategic efforts; (13) risks that the

                                    -6-

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Company may not ultimately prevail in litigation; and (14) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook. We are under no obligation to update any of the forward-looking statements after the date of this report.

                          (Financial Tables Follow)


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
                                   KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                                         CONSOLIDATED FINANCIAL RESULTS
                                (unaudited; in thousands, except per share data)
=============================================================================================================

                                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                                      THREE MONTHS ENDED
                                                                                            JUNE 30,
                                                                                  ---------------------------
                                                                                     2005               2004
=============================================================================================================

Net revenues:
     Branded products...........................................................  $ 31,878            $15,919
     Specialty generics.........................................................    47,398             45,455
     Specialty materials and other..............................................     6,199              4,713
                                                                                  ---------------------------
        Total net revenues......................................................    85,475             66,087
Cost of sales...................................................................    26,202             23,734
                                                                                  ---------------------------
Gross profit....................................................................    59,273             42,353
                                                                                  ---------------------------
Operating expenses:
     Research and development...................................................     7,632              4,624
     Purchased in-process research and development..............................    30,441                  -
     Selling and administrative.................................................    37,360             24,131
     Amortization of intangible assets..........................................     1,180              1,122
                                                                                  ---------------------------
        Total operating expenses................................................    76,613             29,877
                                                                                  ---------------------------

Operating income (loss).........................................................   (17,340)            12,476
                                                                                  ---------------------------
Other expense (income):
     Interest expense...........................................................     1,377              1,446
     Interest and other income..................................................    (1,053)              (513)
                                                                                  ---------------------------
        Total other expense, net................................................       324                933
                                                                                  ---------------------------
Income (loss) before income taxes...............................................   (17,664)            11,543

Provision for income taxes......................................................     4,280              3,982
                                                                                  ---------------------------

Net income (loss)...............................................................  $(21,944)           $ 7,561
                                                                                  ===========================

Net income (loss) per Common share - diluted....................................  $  (0.45)           $  0.14
                                                                                  ===========================

Average shares outstanding - diluted............................................    49,320             59,622

=============================================================================================================


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
                                   KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                                         CONSOLIDATED FINANCIAL RESULTS
                                (unaudited; in thousands, except per share data)
=============================================================================================================

                                 CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                                                                                    2005               2004
=============================================================================================================

Balance Sheet Information (as of June 30)
     Cash and cash equivalents..................................................  $ 96,944           $173,342
     Marketable securities......................................................    55,929             45,226
     Receivables, net...........................................................    62,572             67,935
     Inventory, net.............................................................    59,766             53,217
     Prepaid and other current assets...........................................     4,977              6,261
     Deferred tax asset.........................................................     6,555              6,788
                                                                                  ---------------------------
         Total current assets...................................................   286,743            352,769
     Property and equipment, net................................................   151,612             87,685
     Intangible assets and goodwill.............................................    76,099             80,127
     Other assets...............................................................    19,319             13,454
                                                                                  ---------------------------
                                                                                  $533,773           $534,035
                                                                                  ===========================

     Current liabilities........................................................  $ 30,272           $ 49,264
     Long-term debt and other long-term liabilities.............................   232,695            219,338
     Shareholders' equity.......................................................   270,806            265,433
                                                                                  ---------------------------
                                                                                  $533,773           $534,035
                                                                                  ===========================

     Working capital............................................................  $256,471           $303,505
     Working capital ratio......................................................  9.5 to 1           7.2 to 1
     Debt to equity ratio.......................................................  .78 to 1           .82 to 1


Cash Flow Information (quarter ended June 30)
     Net cash provided by (used in):
         Operating activities...................................................  $  6,460           $  5,603
         Investing activities...................................................   (69,146)           (23,854)
         Financing activities...................................................      (195)                12
                                                                                  ---------------------------
     Decrease in cash and cash equivalents......................................   (62,881)           (18,239)
     Cash and cash equivalents, beginning of year...............................   159,825            191,581
                                                                                  ---------------------------
     Cash and cash equivalents, end of period...................................  $ 96,944           $173,342
                                                                                  ===========================

=============================================================================================================

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